EXHIBIT 10.25

Mr. Claude Wagner
2368 Whitechapel Pl
Thousand Oaks, CA 91362
United States of America

September 28, 2006

Dear Mr. Wagner:

I am pleased to offer you the position of Vice President, Underwriter at Greenlight Reinsurance, Ltd. (the “Company”), subject to our customary background checks which you authorize us to conduct.  This position reports directly to the President.  The following letter outlines the key terms and conditions of your employment relationship with the Company.

•	Start Date: November 1, 2006, subject to Immigration Approval
•	Place of Employment: The Company’s offices located in The Grand Pavilion, 802 West Bay Road, Grand Cayman Island, B.W.I.
•	Job Description: See attached Schedule A
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Employment Status:  Employee at will.  Your employment may be terminated by the Company for any reason upon 90 days written notice and may be terminated immediately by the Company for cause, which shall include, without limitation, your violation of the Company’s Code of Conduct, the Tax Operating Guidelines or any other Operating Guidelines or the revocation of your Cayman Work permit as a result of any action or inaction taken by you.

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Work Hours: The standard work hours are 8:30 a.m. to 6:00 p.m., Monday through Friday.  As a professional employee you will be expected to work overtime without any additional remuneration.  Cayman does not observe Daylight Savings Time, so the Company may switch the normal hours of operation to 7:30 a.m. to 5:00 p.m. during the summer months.

•	Holidays: The Company will observe a mixture of Caymanian and US holidays totaling at least 10 days each year.
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Travel and Expenses: You will be required to travel as necessary to perform your job duties.  The Company will reimburse you for reasonable and customary expenses incurred during the course of business travel upon presentation of expense statements or vouchers or such other information as the Company may reasonably require in accordance with Company policies.

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Vacation: You will be entitled to 20 days of vacation leave per year.  Scheduling of vacation time will be subject to prior approval.  Vacation time does not rollover without prior approval of the President.

•	Sick days: You will be entitled to 10 sick days per year for actual illness. If you are absent from work for more than three consecutive days, you will be required to produce a doctor’s note.
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Benefits:  You will be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein and applicable law.

•	Remuneration:
o
Base Salary: Annual Base Salary of $180,000.00, which will be paid monthly on or about the 23rd of each month to a local Caymanian bank account in $US.  Salary reviews will take place annually in February of the year following performance and such changes in salary, if any, will be instituted in March of the year following performance effective as of January 1 of the year following performance.  For sake of clarity, the performance year of 2006 will be reviewed in February of 2007, with changes, if any, instituted in March 2007 effective as of January 1, 2007.

o	Living Allowance: An annual living allowance of $60,000.00, will be paid monthly in addition to your base salary.
o
Bonus: Your annual target bonus is 35% of base salary.  The bonus, if any, will be evaluated annually in February of the following year, with bonuses declared shortly thereafter and paid in accordance with the Company’s approved compensation plan.  Bonus awards will be based on the Company’s performance in relation to targets established by the Board of Directors annually and your individual performance in relation to your assigned duties.  You will not be eligible to participate in the 2006 performance year bonus pool.  Your bonus for the 2007 performance year will be guaranteed at 35% of base salary, or higher.

o
Options:  In connection with your accepting the position offered hereby, the Company will recommend to the Board that you will be awarded 35,000 options to purchase Class A Ordinary shares of the Company’s ordinary stock at a strike price equal to the fair market value of the shares on the date the options are granted, as determined by the Company.  The options shall be evidenced by, and subject to, the terms and conditions of the Greenlight Capital Re, Ltd. 2004 Stock Incentive Plan and such other terms and conditions as are set forth in your individual option agreement.

o
Long-term Incentive Plan: You will be eligible for further option grants as well as grants of restricted shares, from time to time, subject to the approval of the Board.  Vesting of options or restricted shares grants and other terms and conditions of any such awards will be specified in your award agreement(s), if any.

o
Pension: The Company has established a Pension plan in compliance with the Cayman Pension Act.  The will deposit CI$6,000.00 (roughly $7,200.00) into your pension account annually.  The pension amounts vest 100% after two years of continuous employment with the Company.

o
Sign-On Bonus: A sign-on bonus of $75,000 will be paid to you at the earlier of March 15, 2007, or closing date for the purchase of a house.  If you voluntarily terminate your employment prior to 36 months after your commencement of employment, you will be required to re-pay a pro-rata portion of the Sign-On Bonus.

•	Tax Advice: For US and Canadian citizens filing tax returns, the Company has arranged with KPMG to have Federal Tax returns prepared at the Company’s expense.
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Work Permit:  As a non-Caymanian, the Company will be required to obtain a work permit for you from the Caymanian Immigration authorities prior to your employment by the Company.  This offer is predicated on the work permit being acquired and becomes null and void if the Company is unable to obtain the work permit from the said Immigration authorities.

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Relocation Expense Allowance:  The Company will pay you a one time moving expense allowance of $25,000.00, to be used as you see fit.  The Company will not be obligated to pay relocation costs in excess of this amount.  If you voluntarily terminate your employment prior to 36 months after your commencement of employment, you will be required to re-pay a pro-rata portion of the Relocation Expense Allowance.  For the sake of clarity, if you elect to terminate your employment with the Company after 24 months from the commencement of your employment, you will be required to repay 33% of the initial Relocation Expense Allowance.

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Notice: You may terminate your employment with the Company upon 90 days written notice.  Upon your voluntary termination and satisfaction of the 90 day notice period, you will be paid any accrued but unpaid base salary and any unused vacation time.  If you do not satisfy the 90 day notice period, all unused vacation time shall be forfeited.

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Contingencies:  Your employment will be contingent upon compliance with the Code of Conduct (to be promulgated by the Company), the Tax Operating Guidelines, and any other Operating Guidelines promulgated by the Company.

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Representation:  You represent and warrant to the Company, and you acknowledge that the Company has relied on such representation in offering employment to you, that the performance of your duties to the Company hereunder will not violate the terms of any agreement with any third party.

•	Restrictive Covenants: Your employment is contingent upon your execution of our Non-competition, Non-solicitation, Intellectual Property and Confidentiality agreement.

[SIGNATURE PAGE FOLLOWS]

Mr. Wagner, this offer expires on October 6, 2006.

If you accept this offer, please indicate your acceptance by signing below and by signing the Non-competition, Non-solicitation, Intellectual Property and Confidentiality agreement.

I accept this offer of employment and all terms and conditions as outlined above,

SIGNED: CLAUDE WAGNER                                                       September 30, 2006
Claude Wagner                                                                                Dated

Sincerely,

SIGNED: BART HEDGES                                                               September 28, 2006
Bart Hedges                                                                                     Dated
President & Chief Underwriting Officer
Greenlight Reinsurance, Ltd.